UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2006

HOST MARRIOTT, L.P.

(Exact name of registrant as specified in its charter)

Delaware	000-25087	52-2095412
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6903 Rockledge Drive

Suite 1500

Bethesda, Maryland 20817

(Address of principal executive offices) (Zip Code)

(240) 744-1000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

Host Marriott Corporation (NYSE:HMT) announced today that Host Marriott, L.P., for whom the Company acts as sole general partner, is proposing to offer in a private placement $600 million aggregate principal amount of Senior Notes due 2016 (the “Notes”), subject to market conditions. As the offering is a private placement, it will not be made to the general public. Only qualified institutional buyers may participate in the offering. The net proceeds of the offering will be used to fund a portion of the cash consideration for the anticipated acquisition of 35 hotels from Starwood Hotels and Resorts Worldwide, Inc. and its majority owned subsidiary, Starwood Hotels & Resorts (the “Starwood Transactions”). In the event the Starwood Transactions are not consummated, we intend to utilize the offering proceeds for one or more of the following purposes: (i) to redeem the remaining $136 million of our 7 7/8% Series B senior notes due 2008, (ii) to redeem approximately $150 million of Host Marriott Corporation’s Series C perpetual preferred stock and (iii) for general corporate purposes; provided, however, that, should the Starwood Transactions not close, we may elect to redeem up to $200 million in aggregate principal amount of the Series P senior notes. The text of the news release issued in connection with the announcement is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated into this Item 8.01 by reference.

Item 9.01. Financial Statements and Exhibits

(D) Exhibits.

The following exhibits are filed herewith.

Exhibit Number	Description

99.1	Host Marriott Corporation news release dated March 29, 2006

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOST MARRIOTT, L.P.

Date: March 29, 2006	By:	HOST MARRIOTT CORPORATION
its general partner

/s/ LARRY K. HARVEY
Larry K. Harvey Senior Vice President, Chief Accounting Officer

3